May 2, 2008
Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:
We were previously principal accountants for PFSweb, Inc. (“the Company”) and, under the date of March 31, 2008, we reported on the consolidated financial statements of PFSweb, Inc. as of and for the years ended December 31, 2007 and 2006. On April 29, 2008, we were dismissed. We have read PFSweb, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 2, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with PFSweb, Inc.’s statements that the change was approved by the Company’s audit committee and that Grant Thornton LLP was not consulted regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Very truly yours,
KPMG LLP

April 30, 2008
Dr. Neil Jacobs
Chair of the Audit Committee
PFSweb, Inc.
500 North Central Expwy
Plano, TX 75074
Dear Dr. Jacobs,
This is to confirm that the client-auditor relationship between PFSweb, Inc. (Commission File Number (000-28275) and KPMG LLP has ceased.
Very truly yours,
KPMG LLP

CC:	Tom Madden, Chief Financial Officer Chief Accountant, Securities and Exchange Commission